Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in:

Registration Statement No. 333-30391 on Form S-8 pertaining to the 1992 Incentive Equity Plan (as amended and restated as of May 13, 1997) and the related prospectus;

Post-Effective Amendment No. 1 to Registration Statement No. 333-56661 on Form S-8 pertaining to the Northshore Mining Company and Silver Bay Power Company Retirement Savings Plan and the related prospectus;

Registration Statement No. 333-06049 on Form S-8 pertaining to the Cleveland-Cliffs Inc Nonemployee Directors’ Compensation Plan;

Registration Statement No. 333-84479 on Form S-8 pertaining to the 1992 Incentive Equity Plan (as amended and restated as of May 11, 1999); and

Post-Effective Amendment No. 1 to Registration Statement No. 333-64008 on Form S-8 pertaining to the Cleveland-Cliffs Inc Nonemployee Directors’ Compensation Plan (as amended and restated as of January 1, 2004);

of our reports dated May 25, 2007, relating to the financial statements and financial schedule of Cleveland-Cliffs Inc (which report expresses an unqualified opinion and includes an explanatory paragraph concerning the adoption of new accounting standards in 2006), and management’s report on the effectiveness of internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting due to the existence of a material weakness in 2006), appearing in this Annual Report on Form 10-K of Cleveland-Cliffs Inc for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP

Cleveland, OH

May 25, 2007